Exhibit 10.5
APPENDIX A
AMENDED PARTICIPATION AGREEMENT
Name:         Derek Maetzold

Section 1.      ELIGIBILITY.

You have been designated as eligible to participate in the Castle Biosciences, Inc. Severance and Change in Control Plan (the “Plan”), a copy of which is attached to this Amended Participation Agreement (the “Participation Agreement”). Capitalized terms not explicitly defined in this Participation Agreement but defined in the Plan shall have the same definitions as in the Plan. You will receive the benefits set forth below if you meet all the eligibility requirements set forth in the Plan and this Participation Agreement, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms. Notwithstanding the schedule for provision of benefits as set forth below, the schedule and timing of payment of any benefits under this Participant Agreement is subject to any delay in payment that may be required under Section 5 of the Plan. All severance benefits described herein are subject to standard deductions and withholdings.

Section 2.     CHANGE IN CONTROL SEVERANCE BENEFITS.

If your employment is terminated in a Covered Termination that occurs during the Change in Control Period (a “CIC Covered Termination”), you will receive the severance benefits set forth in this Section 2.

(a)     Base Salary. You shall receive a cash payment in an amount equal to 36 months (the “Severance Period”) of payment of your Base Salary. The Base Salary payment will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your CIC Covered Termination occurs.

(b)     Bonus Payment. You will be entitled to 300% of the annual target cash bonus established for you, if any, pursuant to the annual performance bonus or annual variable compensation plan established by the Board of Directors or Committee (or any authorized committee or designee thereof) (such annual bonus, the “Annual Target Bonus”) for the year in which your CIC Covered Termination occurs. If at the time of the CIC Covered Termination you are eligible for the Annual Target Bonus for the year in which the CIC Covered Termination occurs, but the target percentage (or target dollar amount, if specified as such in the applicable bonus plan) for such bonus has not yet been established for such year, the target percentage shall be the target percentage established for you for the preceding year (but adjusted, if necessary for your position for the year in which the CIC Covered Termination occurs). For the avoidance of doubt, the amount of the Annual Target Bonus to which you are entitled under this Section 2(b) will be calculated (1) assuming all articulated performance goals for such bonus (including, but not limited to, corporate and individual performance, if applicable), for the year of the CIC Covered Termination was achieved at target levels; (2) as if you had provided services for the entire year for which the bonus relates; and (3) ignoring any reduction in your Base Salary that
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would give rise to your right to resignation for Good Reason (such actual bonus to which you are entitled under this Section 2(b), the “CIC Bonus Severance Payment”). The CIC Bonus Severance Payment shall be paid in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your CIC Covered Termination occurs.

(c)     Payment of Continued Group Health Plan Benefits. If you timely elect continued group health plan continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following your CIC Covered Termination date, the Company shall pay directly to the carrier the full amount of your COBRA premiums on behalf of you for your continued coverage under the Company’s group health plans, including coverage for your eligible dependents, until the earliest of (i) the end of the Severance Period following the date of your CIC Covered Termination, (ii) the expiration of your eligibility for the continuation coverage under COBRA, or (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment (such period from your termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). Upon the conclusion of such period of insurance premium payments made by the Company, you will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of your eligible COBRA coverage period, if any. For purposes of this Section, (1) references to COBRA shall be deemed to refer also to analogous provisions of state law and (2) any applicable insurance premiums that are paid by the Company shall not include any amounts payable by you under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are your sole responsibility. You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment.

Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums directly to the carrier on your behalf, the Company will instead pay you on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the value of your monthly COBRA premium for the first month of COBRA coverage, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to your election of COBRA coverage or payment of COBRA premiums and without regard to your continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period. You are not obligated to use such Special Severance Payment for COBRA premiums.

(d)     Equity Acceleration. The vesting and exercisability of each outstanding unvested stock option and other stock award, as applicable, that you hold covering Company common stock as of the date of your CIC Covered Termination (each, an “Equity Award”) that is subject to time-vesting shall be accelerated in full and any reacquisition or repurchase rights held by the Company in respect of Company common stock issued pursuant to any time-vesting Equity Award granted to you shall lapse in full. With respect to any then-outstanding Equity Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and

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award agreement evidencing such Equity Award, each such performance-vesting award shall accelerate vesting at 100% of the target level of performance. To the extent your CIC Covered Termination occurs prior to the Change in Control, the acceleration set forth in this Section 2(d) shall be contingent and effective upon the Change in Control and your Equity Awards will remain outstanding following your CIC Covered Termination to give effect to such acceleration as necessary.

(e)     PTO. PTO will be paid to you in a lump sum cash payment no later than the second regular payroll date following the later of (i) the effective date of the Release or (ii) the Closing, but in any event not later than March 15 of the year following the year in which your CIC Covered Termination occurs.

Section 3.     NON-CHANGE IN CONTROL SEVERANCE BENEFITS. If your employment is terminated in a Covered Termination that occurs at a time that is not during the Change in Control Period, you will receive:

(a)     severance pay in the form of continuation of your Base Salary for the first 18 months (the “Non-CIC Severance Period”) after the date of such Covered Termination. The continued Base Salary payments will be paid in substantially equal installments on the Company’s regular payroll schedule over the Non-CIC Severance Period; provided, however, that no payments will be made prior to the effectiveness of the Release. On the effective date of the Release, the Company will pay you the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the cash severance being paid as originally scheduled;

(b)     the cash bonus payment calculated as described in Section 2(b) above, except it shall equal 150% of your Annual Target Bonus for the year in which your Covered Termination occurs (such actual bonus to which you are entitled under this Section 3(b), the “Non- CIC Bonus Severance Payment”) and shall be paid in substantially equal installments on the Company’s regular payroll schedule over the Non-CIC Severance Period; provided, however, that no payments will be made prior to the effectiveness of the Release. On the effective date of the Release, the Company will pay you the portion of the Non-CIC Bonus Severance Payment that you would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the Non-CIC Bonus Severance Payment being paid as originally scheduled;

(c)      the COBRA benefits described in Section 2(c) above, but the Severance Period for purposes of calculating such benefits shall be 18 months;

(d)     with respect to then-outstanding time-vesting Equity Awards, acceleration of the vesting and exercisability (as applicable) of any such Equity Awards to the extent such awards were scheduled to vest during the 18-month period following the date of your Covered Termination based solely on your continued employment with the Company, had you remained employed by the Company through such date, such that such portion of your then-outstanding time-vesting Equity Awards will be deemed immediately vested and exercisable (as applicable) as of the date immediately preceding your Covered Termination date;
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(e)     with respect to then-outstanding performance-vesting Equity Awards, such Equity Awards shall remain outstanding and eligible to vest to the same extent as if you had remained in Continuous Service, and if a number of shares underlying such Equity Award is determined to have been earned at the end of the relevant performance period based on achievement of the applicable performance conditions pursuant to the terms of the Equity Award (the “Earned Shares”), then you will receive a pro-rated number of vested shares equal to the number of Earned Shares, if any, multiplied by a fraction equal to (A) the number of days from the first day of the performance period applicable to the Equity Award to the date of your Covered Termination divided by (B) the total number of days in the performance period applicable to such Equity Award, as calculated by the Committee (unless otherwise provided in the individual grant notice and award agreement evidencing such Equity Award); and

(f)     PTO, which will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release.

You shall not be eligible to receive any other benefits under the Plan except as described in this Section 3.

For the avoidance of doubt, in no event shall you be entitled to benefits under both Section 2 and this Section 3. If you are eligible for severance benefits under both Section 2 and this Section 3, you shall receive the benefits set forth in Section 2 and such benefits shall be reduced by any benefits previously provided to you under Section 3.

Section 4.     RESIGNATION WITHOUT GOOD REASON. Notwithstanding Section 2(d)(1) of the Plan, if your employment is terminated because you resign without Good Reason, you will receive:

(a)     severance pay in the form of continuation of your Base Salary for the first 12 months (the “Non-GR Severance Period”) after the date of such termination. The continued Base Salary payments will be paid in substantially equal installments on the Company’s regular payroll schedule over the Non-GR Severance Period; provided, however, that no payments will be made prior to the effectiveness of the Release. On the effective date of the Release, the Company will pay you the salary continuation payments that you would have received on or prior to such date in a lump sum under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the cash severance being paid as originally scheduled; and

(b)     PTO, which will be paid to you in a lump sum cash payment no later than the second regular payroll date following the effective date of the Release.

You shall not be eligible to receive any other benefits under the Plan except as described in this Section 4. Notwithstanding the foregoing, you will be entitled to elect to continue participation in group health coverage at your own cost, to the extent available.

Section 5.     CHANGE IN CONTROL ACCELERATION UPON ACQUIROR’S FAILURE TO ASSUME,
CONTINUE OR SUBSTITUTE. If (i) in connection with a Change in Control, any outstanding unvested Equity Award that you hold will not be assumed or continued by the successor or acquiror entity (or its parent company) in such Change in Control or substituted for a similar award of the successor or acquiror entity (or its parent company) (a “Terminating Award”) and (ii) your continued employment with the Company has not terminated as of immediately prior to the
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effective time of such Change in Control, then you will become vested, with respect to any then unvested portion of such Terminating Award, effective immediately prior to, but subject to the consummation of such Change in Control. With respect to any such outstanding Terminating Award that is subject to performance-vesting, unless otherwise provided in the individual grant notice and award agreement evidencing such award, such performance-vesting award will accelerate vesting at 100% of the target level of performance or, if greater, based on actual performance measured as of the effective time of such Change in Control, as determined by the Plan Administrator in its sole discretion. For the avoidance of doubt, the benefits under this Section 5 are contingent on a Change in Control and do not require your Covered Termination or other termination of service. In addition, you may be eligible for benefits under this Section 5 in addition to benefits under Section 2, Section 3 or Section 4 and in such case, you shall receive benefits under both sections, without duplication.

Section 6.     ACKNOWLEDGEMENTS; INTERACTION WITH PRIOR BENEFITS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)     The benefits that may be provided to you under this Participation Agreement are subject to certain reductions and termination under the Plan, including without limitation under Section 2, Section 3 and Section 4 of the Plan.

(b)    Your eligibility for and receipt of any severance benefits to which you may become entitled as described in Section 2, Section 3 or Section 4 above is expressly contingent upon your execution of and compliance with the terms and conditions of the Plan, the Release and the Confidentiality Agreement. Severance benefits under this Participation Agreement shall immediately cease in the event of your violation of the provisions of Confidentiality Agreement or any other written agreement with the Company, or as otherwise may be set forth in the Plan.

(c)     As further described in Section 2(c) of the Plan, this Participation Agreement and the Plan supersede and replace any change in control or severance benefits previously provided to you, including but not limited to that certain Participation Agreement between you and the Company dated February 23, 2024, and any benefits under your employment, offer letter or other written agreement or plan, and by executing below you expressly agree to such treatment.

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To accept the terms of this Participation Agreement and participate in the Plan, please sign and date this Participation Agreement in the space provided below and return it no later than
04/30 , 2024.

Castle Biosciences, Inc.
By:	Keli Greenberg
/S/ Keli Greenberg
4/1/2024

Eligible Employee
/S/ Derek J. Maetzold
Derek J. Maetzold

Date:	4/2/2024
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